SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant    [X]

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

eBay Inc.
(Name of Registrant as Specified In Its Charter)

CARL C. ICAHN
ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN ENTERPRISES G.P. INC.
ICAHN ENTERPRISES HOLDINGS L.P.
IPH GP LLC
ICAHN CAPITAL L.P.
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
BECKTON CORP.
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
DANIEL NINIVAGGI
JONATHAN CHRISTODORO
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 24, 2014, Carl C. Icahn issued the attached open letter to shareholders of eBay Inc.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF EBAY INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF EBAY INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED BELOW. EXCEPT AS OTHERWISE DISCLOSED IN THIS SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN EBAY INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF EBAY INC. AS DISCLOSED BELOW.

PARTICIPANTS

The participants in the solicitation of proxies (the “Participants”) from stockholders of eBay Inc. (the “Corporation”) include the following: High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”), and Carl C. Icahn, a citizen of the United States of America.

The principal business address of each of (i) High River, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn, Barberry and Hopper is c/o Icahn Capital LP, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

Icahn Partners, Icahn Master and High River (collectively, the “Icahn Parties”) are entities controlled by Carl C. Icahn. Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of Icahn Master. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Icahn Parties. In addition, Mr. Icahn is the indirect holder of approximately 87.9% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

The Icahn Parties are deemed to beneficially own, in the aggregate, 27,803,015 shares of common stock, 0.001 par value, issued by eBay Inc. (the “Shares”), representing approximately 2.15% of the Corporation's outstanding Shares (based upon the 1,294,654,966 Shares stated to be outstanding as of January 24, 2014 by the Corporation in the Corporation’s Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2013.)

High River has sole voting power and sole dispositive power with regard to 5,560,403 Shares. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 13,203,721 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 9,038,891 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the “Act”) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

In addition, the Participants also include Daniel Ninivaggi and Jonathan Christodoro, who are employees of various entities controlled by Mr. Icahn. From time to time, Daniel Ninivaggi and Jonathan Christodoro may serve on the boards of directors of entities in which Carl Icahn and/or his affiliates have an interest but do not control. In such situations Daniel Ninivaggi and Jonathan Christodoro may receive customary director compensation from such entities (which may include cash fees, equity awards, reimbursement of travel expenses, indemnification and the like). Neither Daniel Ninivaggi nor Jonathan Christodoro owns beneficially any Shares, and neither Daniel Ninivaggi nor Jonathan Christodoro will receive any special compensation in connection with the solicitation of proxies from stockholders of the Corporation.

FOR IMMEDIATE RELEASE

CARL C. ICAHN ISSUES OPEN LETTER TO
EBAY STOCKHOLDERS

New York, New York, February 24, 2014 – Today Carl C. Icahn released the following open letter to stockholders of eBay Inc.

Dear Fellow eBay Stockholders,

We have recently accumulated a significant position in eBay’s common stock because we believe there is great long-term value in the business. However, after diligently researching this company we have discovered multiple lapses in corporate governance. These include certain material conflicts of interest, which we believe could put the future of our company in peril. We have found ourselves in many troubling situations over the years, but the complete disregard for accountability at eBay is the most blatant we have ever seen. Indeed, for the first time in our long history, we have encountered a situation where we believe we should not even have to run a proxy fight to change the board composition. Rather, we believe that in any sane business environment these directors would simply resign immediately from the eBay Board, either out of pure decency or sheer embarrassment at the public exposure of the extent of their self-serving activities.

How is it possible for the current board to engage in any meaningful discussions about long-term stockholder value while: (1) at least two board members are directly competing with eBay, (2) one board member is demanding eBay cease hiring the most talented employees, (3) another board member is routinely funding competitors while buying companies from eBay and reaping significant personal riches, (4) at least two board members appear to have put their own financial gain in ongoing conflict with their fiduciary responsibilities to stockholders and (5) the CEO seems to be completely asleep or, even worse, either naive or willfully blind to these grave lapses of accountability and stockholder value destruction?

The Board’s Transgressions and CEO Mr. John Donahoe’s Ineptitude in Addressing Them

Mr. Marc Andreessen - Independent Director

Since Mr. Andreessen has been an eBay insider, he has engaged in several transactions that lead us to question his loyalty to eBay. During Mr. Andreessen’s time on the eBay Board he has purchased large stakes in two former eBay subsidiaries, reaping significant personal riches. In September 2009, an investor group that included Mr. Andreessen, preempted a planned Skype IPO (in which stockholders would have ended up making multiple billions of dollars) and bought 70% of Skype for less than what eBay had paid to acquire it(1). Mr. Andreessen basked in the purchase, saying that “Skype is the archetypal phenomenon: a breakthrough technology”(2). His partner was even more excited, stating that “Skype is on its way to becoming one of the most important companies in the world”(2). One cannot help but wonder what happened to Mr. Andreessen’s fiduciary responsibility to share his feelings with Mr. Donahoe and the board rather than preempt the planned IPO to further his own interests. A mere 18 months later, Mr. Andreessen’s investor group flipped Skype to Microsoft for $8.5 billion, a value three times what they paid for it(3), netting approximately $4 billion(3) at the expense of eBay stockholders. After the sale to Microsoft, Mr. Andreessen, a sitting eBay Board member and fiduciary to stockholders, stated: “one reason we were enthusiastic about buying Skype was that even though we thought it would be a tremendous standalone business, we also knew that for Microsoft and a number of other companies Skype would be an obvious thing to buy. We knew we’d always have the fall-back of selling to strategic buyers”(4). Did Mr. Andreessen share this strong view with Mr. Donahoe? Was Mr. Donahoe completely asleep, or even worse, so naive and deferential to his “world-class board”(5) that he allowed a sitting board member and several private equity firms to walk away with over $4 billion in what was essentially stockholder’s money after a sale to a strategic that he obviously should have orchestrated himself? Many others have been vocally critical of the Skype transaction(2,6), but, until now, none have taken on the task of standing up to Mr. Donahoe and this board.

Mr. Andreessen’s next eBay sourced grand slam was his investment in Kynetic. In March 2011, as part of eBay’s $2.4 billion acquisition of GSI Commerce, the eBay Board decided they no longer wanted the Kynetic portion of GSI Commerce and sold it back to the company’s founder for just $31 million in cash and a $467 million sellers note at below market interest.(7,8) In June 2012, Mr. Andreessen pounced, making a $150 million investment in Kynetic at a $1.5 billion valuation, leveraging the low sale price and below market financing which the eBay Board had recently approved.(9) Just a year later, Kynetic was valued at $3.1 billion, giving Mr. Andreessen a paper gain of more than 100%.(10)

Additionally, during Mr. Andreessen’s time on the eBay Board – a time when he has been privy to nonpublic eBay Board information – he has made investments in and actively advised, no less than five direct competitors of eBay (four of which are competitors of PayPal), including Boku (mobile payments platform), Coinbase (Bitcoin wallet), Dwolla (secure online money management), Jumio (online and mobile credit card payments) and Fab (design e-commerce)(11). How can Mr. Donahoe and the eBay Board allow Mr. Andreessen to advise these competitors while he simultaneously possesses not only nonpublic eBay Board information but also intimate proprietary information about PayPal’s operations? But perhaps more importantly, how can Mr. Andreessen be trusted to objectively advise Mr. Donahoe and the eBay Board about the strategic direction of PayPal when he has vested interest in so many of its competitors? Regarding Square, another powerful PayPal competitor, Mr. Andreessen publicly lamented his regret in passing on the opportunity to invest in that company as well.(12)

Mr. Scott Cook - Independent Director and Member of the Corporate Governance & Nominating Committee

Mr. Cook is the founder, former CEO and a current board member of Intuit Inc. Mr. Cook has retained almost $1 billion of Intuit stock (~100x the $9 million of eBay stock he owns). Intuit and PayPal are direct competitors in payment processing as Intuit Go-Payment provides virtually the same capabilities to merchants as PayPal Here(13,14,15,16,17). How can the board have a conversation about the strategy or performance of PayPal when a representative of a direct competitor who has so much at stake is in the room? Even worse, Mr. Cook also apparently believes he can tell eBay whom the company cannot hire. Unbelievably, according to a pending DOJ complaint, “eBay ultimately agreed to an expansive no-solicitation and no-hire agreement in large part to placate Intuit’s Mr. Cook, who was serving as a member of eBay’s Board of Directors and who, at the same time, was making several complaints on behalf of Intuit about eBay’s hiring practices”(18,19,20). Furthermore, according to the complaint, in an effort to placate Mr. Cook, eBay instructed its employees not to pursue potential hires from Intuit and to discard their resumes.(18,19,20) Is Mr. Cook wary of how a standalone PayPal could impact the company he founded? Is he worried that it would diminish the value of his $1 billion in Intuit stock?

The best question, however, is where has Mr. Donahoe been when all of this has been going on?

Mr. John Donahoe – Chief Executive Officer, President and Director

While Mr. Donahoe is feeding information to competitors on the eBay Board and selling the company’s assets to board members, notable PayPal architects including Elon Musk and David Sacks are publicly questioning his strategy. David Sacks recently stated that “if you allowed PayPal to pursue its destiny there are moves it could make to become the largest financial company in the world”(21,22). Elon Musk has said “it doesn’t make sense that a global payment system is a subsidiary of an auction website…it’s as if Target owned Visa or something”(22,23) and that “(PayPal) will either wither or be spun out”(22,23).

Mr. Donahoe has resoundingly highlighted the strength of his “world-class board of directors”(5), including Mr. Andreessen and Mr. Cook. In our opinion, world-class directors focus on creating long-term stockholder value, not furthering their own financial and professional interests at the expense of stockholders. Amazingly, Mr. Donahoe has also publicly boasted about eBay’s sale of Skype, claiming that it was an opportunity for eBay to “have its cake and eat it, too”(24). The facts, however, show that the transaction was disastrous for stockholders to the tune of more than $4 billion. Additionally, Mr. Donahoe has touted his record of creating stockholder value over handpicked time periods. The more applicable facts show that not only from the time Mr. Donahoe took over as CEO, but also since the beginning of 2013, the stock has dramatically underperformed its applicable peers. From March 31, 2008 through our initial involvement on January 10, 2014, eBay stock returned 75%(25) while Amazon, Visa and MasterCard returned 462%, 271% and 285%(25), respectively. For all of 2013 through our initial involvement on January 10, 2014, Amazon, Visa and MasterCard returned 60%, 48%, and 73%(26), respectively, while eBay stock returned only 2%(26).

It is very sad to us that Mr. Donahoe appears to lack awareness about what is going on around him on his board and in the marketplace. It makes us seriously question his judgment and ability to make the crucial decisions that must be made concerning the future of PayPal. How can Mr. Donahoe be the right person to make the strategic decisions necessary to achieve long-term value creation when he relies on his “world-class board of directors”(5) with competing interests that challenge their fiduciary responsibility to eBay stockholders? We are convinced that not only has Mr. Donahoe failed to address eBay’s corporate governance crisis but also that his general stewardship of the company has been myopic. Elon Musk, one of the most preeminent technological visionaries of our generation, predicts that “(PayPal) will get cut to pieces by Amazon Payments, or by others such as Apple and by startups if it continues to be part of eBay” (22,23). It is time for us to address this critical problem that now faces the company.

Our Proposal

We believe creating two dedicated and highly focused independent businesses would provide employees and stockholders the best opportunity to remain competitive over the long term. We believe that the separation of the traditional eBay and PayPal businesses will: (1) highlight the significant value of the disparate businesses currently shrouded by a conglomerate discount the market has afforded eBay; (2) focus and empower independent management teams to most effectively build two very different business platforms, make economic decisions independent of each other and, most importantly, foster innovation; and (3) provide an even more valuable currency for future bolt-on acquisition opportunities and for recruiting the top talent necessary for PayPal to remain the market leader in payment technology.

In an environment where an accomplished leader such as Scott Thompson, the former CEO of Yahoo, is dismissed for adding two words, Computer Science, to a degree from Stonehill College(27), it is incredible that so many blatant indiscretions at eBay have been tolerated by Mr. Donahoe and the other board members. We believe eBay needs fresh stockholder representation on the board to steer it towards long-term success and away from becoming yet another example of a technology company with a management team and board that refused to adapt (such as Nokia, Blackberry, Dell, Eastman Kodak, Polaroid, Nintendo, Xerox, Sony, Palm, and AOL, among many others). Our experience creating long-term stockholder value at companies such as Chesapeake Energy, Forest Labs, Motorola and R.J. Reynolds Tobacco, among many others, has showcased our ability to influence boards to meaningfully enhance long-term stockholder value by, among other things, holding management, and in certain cases other directors, accountable. We hope you will VOTE FOR OUR SLATE OF DIRECTORS and afford us the opportunity to represent and serve all eBay stockholders as members of the eBay Board, just as we have successfully done at many other companies in the past.

Even more importantly, however, we urge you to vote in favor of our precatory proposal in order to send a clear message to the eBay Board that eBay and PayPal must be separated – NOW. We hope that all eBay stockholders recognize that PayPal is at a critical point in its development and that the payments market is rapidly evolving around it. Particularly with respect to technology, business opportunities are either seized by those who truly appreciate their potential, or they vanish and are relegated to the dustbin of history. Do not allow PayPal to be, in the words of Elon Musk, “cut to pieces” because it remains part of eBay. VOTE FOR OUR PRECATORY TO SEPARATE PAYPAL FROM EBAY NOW.

Sincerely,

Carl C. Icahn

Contact: Susan Gordon: (212) 702-4309

*****

THIS LETTER INCLUDES INFORMATION BASED ON DATA FOUND IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INDEPENDENT INDUSTRY PUBLICATIONS AND OTHER SOURCES. ALTHOUGH WE BELIEVE THAT THE DATA IS RELIABLE, WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS PRESENTATION. MANY OF THE STATEMENTS IN THIS PRESENTATION REFLECT OUR SUBJECTIVE BELIEF.

1
Rusli, Evelyn. New York Times DealBook. Skype Investors Reap Windfall in Deal with Microsoft. May 10, 2011. Available at http://dealbook.nytimes.com/2011/05/10/skype-investors-reap-windfall-in-microsoft-deal/

2
Reese, Brad. Network World. Skype is on its Way to Becoming One of the Most Important Companies in the World Am I the Only One Amazed that eBay is Selling Skype to a Sitting Member of eBay's Board of Directors?. September 9, 2009. Available at http://www.networkworld.com/community/node/45217

3	Wauters, Robin. TechCrunch. Confirmed: eBay Sells Skype in Deal Valuing it at $2.75 Billion. September 1, 2009. Available at http://techcrunch.com/2009/09/01/confirmed-ebay-sells-skype/

4
Lyons, Dan. The Daily Beast. Microsoft Buys Skype: Marc Andreessen on the Sale. May 10, 2011. Available at http://www.thedailybeast.com/articles/2011/05/10/microsoft-buys-skype-marc-andreessen-on-the-sale.html

5
eBay Inc.’s Statement on Carl Icahn’s Investment and Related Proposals. January 22, 2014. Available at http://www.ebayinc.com/in_the_news/story/ebay-incs-statement-carl-icahns-investment-and-related-proposals

6	Faber, David and Cramer, Jim. CNBC. John Donahoe, eBay President & CEO, Speaks with CNBC’s “Squawk on the Street”. January 23, 2014. Available at http://www.cnbc.com/id/101359025

7
Colao, J.J. Forbes. Newly-Minted Billionaire is Spinning eBay Scraps Into Gold. November 19, 2012. Available at http://www.forbes.com/sites/jjcolao/2012/11/01/newly-minted-billionaire-is-spinning-ebay-scraps-into-gold/

8
Rao, Leena. Techcrunch. After eBay Acquisition, GSI Commerce Founder Launches Kynetic With Rue La La and ShopRunner on Board. September 12, 2011. Available at http://techcrunch.com/2011/09/12/after-ebay-acquisition-gsi-commerce-founder-launches-kynetic-with-rue-la-la-and-shoprunner-on-board/

9
Novellino, Teresa. Upstart Business Journal. Sports Site Fanatics Now a $1.5B Player. June 7, 2012. Available at http://upstart.bizjournals.com/companies/rebel-brands/2012/06/07/sports-e-commerce-site-fanatics-gets-15-b-valuation.html

10
Novellino, Teresa. Upstart Business Journal. Michael Rubin is Winning as Fanatics Rallies to $3B Valuation. June 7, 2013. Available at http://upstart.bizjournals.com/entrepreneurs/hot-shots/2013/06/07/sports-site-fanatics-gets-3b-valuation.html

11           Andreessen Horowitz Portfolio available at http://a16z.com/portfolio/

12
Rao, Leena. TechCrunch. The One Company Marc Andreessen Wishes He Invested In: Square. March 8, 2012. Available at http://techcrunch.com/2012/03/08/the-one-company-marc-andreessen-wishes-he-invested-in-square/

13
Sherman, Joshua. Digital Trends. Square vs. Intuit GoPayment vs. PayPal Here: Which Mobile Credit Card Processor Reigns Supreme?. March 13, 2013. Available at http://www.digitaltrends.com/mobile/square-vs-intuit-gopayment-vs-paypal-here-mobile-credit-card-processors/

14
de Borja, Florence. Cloud Times. Intuit Beats PayPal, Launches First Mobile Payments Solution in the UK. March 26, 2013. Available at http://cloudtimes.org/2013/03/26/intuit-beats-paypal-launches-first-mobile-payments-solution-in-the-uk/

15	Kim, Ryan. GIGAOM. Intuit Leverages Its Strengths for Mobile Payment Push. November 6, 2011. Available at http://gigaom.com/2011/11/06/intuit-leverages-its-strengths-for-mobile-payment-push/

16
Duryee, Tricia. All Things D. Mobile Payments Price War Heats Up as Pay Anywhere Slashes Merchant Fees. March 19, 2012. Available at http://allthingsd.com/20120319/mobile-payments-price-war-heats-up-as-pay-anywhere-slashes-merchant-fees/

17	Wasserman, Todd. Mashable. How PayPal Here Stacks Up Against Other Mobile Payment Options. March 16, 2012. Available at http://mashable.com/2012/03/16/paypal-here-competitors/

18
United States of America v. eBay, Inc. Complaint filed November 16, 2012 in the United States District Court for the Northern District of California. Available at http://www.justice.gov/atr/cases/f288900/288918.pdf

19
Press Release of United States Department of Justice. Justice Department Files Lawsuit Against eBay Inc. over Agreement Not to Hire Intuit Inc. Employees. November 16, 2012. Available at http://www.justice.gov/atr/public/press_releases/2012/288865.pdf

20
Levine, Dan. Reuters. eBay Must Face Justice Department Suit Over Recruiting: Ruling. September 27, 2013. Available at http://www.reuters.com/article/2013/09/27/us-ebay-doj-lawsuit-idUSBRE98Q19820130927

21
Bloomberg TV. Does Icahn’s PayPal Spin Off Proposal Make Sense?. January 24, 2014. Available at http://www.bloomberg.com/video/does-icahn-s-paypal-spin-off-proposal-make-sense-j41d_4hISOiiBVGc7EIoMg.html

22
Bertoni, Steven. Forbes. Elon Musk and David Sacks Say PayPal Could Top $100B Away from eBay. February 18, 2014. Available at http://www.forbes.com/sites/stevenbertoni/2014/02/18/elon-musk-and-david-sacks-say-paypal-could-top-100-billion-away-from-ebay/

23
Bertoni, Steven. Forbes. Can PayPal Beat Apple, Google, Amazon and Icahn in the Wallet Wars?. February 12, 2014. Available at http://www.forbes.com/sites/stevenbertoni/2014/02/12/can-paypal-beat-apple-google-amazon-and-icahn-in-the-wallet-wars/

24	MacMillan, Douglas. Bloomberg Businessweek. eBay’s Skype Sale Looks Like a Win-Win. September 1, 2007. Available at http://www.businessweek.com/technology/content/sep2009/tc2009091_371847.htm

25
eBay closing prices as of March 31, 2008 and January 9, 2014 adjusted for any dividends and splits were $29.84 and $52.07 respectively. Available at http://finance.yahoo.com/q/hp?a=02&b=31&c=2008&d=00&e=9&f=2014&g=d&s=ebay&ql=1

Amazon closing prices as of March 31, 2008 and January 9, 2014 adjusted for any dividends and splits were $71.30 and $401.01 respectively. Available at http://finance.yahoo.com/q/hp?a=02&b=31&c=2008&d=00&e=9&f=2014&g=d&s=amzn&ql=1

Visa closing prices as of March 31, 2008 and January 9, 2014 adjusted for any dividends and splits were $59.79 and $221.51 respectively. Available at http://finance.yahoo.com/q/hp?a=02&b=31&c=2008&d=00&e=9&f=2014&g=d&s=v&ql=1

MasterCard closing prices as of March 31, 2008 and January 9, 2014 adjusted for any dividends and splits were $21.90 and $84.36 respectively. Available at http://finance.yahoo.com/q/hp?a=02&b=31&c=2008&d=00&e=9&f=2014&g=d&s=ma&ql=1

26
eBay closing prices as of December 31, 2012 and January 9, 2014 adjusted for any dividends and splits were $51.00 and $52.07 respectively. Available at http://finance.yahoo.com/q/hp?a=11&b=31&c=2012&d=00&e=9&f=2014&g=d&s=ebay&ql=1

Amazon closing prices as of December 31, 2012 and January 9, 2014 adjusted for any dividends and splits were $250.87 and $401.01 respectively. Available at http://finance.yahoo.com/q/hp?a=11&b=31&c=2012&d=00&e=9&f=2014&g=d&s=amzn&ql=1

Visa closing prices as of December 31, 2012 and January 9, 2014 adjusted for any dividends and splits were $150.13 and $221.51 respectively. Available at http://finance.yahoo.com/q/hp?a=11&b=31&c=2012&d=00&e=9&f=2014&g=d&s=v&ql=1

MasterCard closing prices as of December 31, 2012 and January 9, 2014 adjusted for any dividends and splits were $48.89 and $84.36 respectively. Available at http://finance.yahoo.com/q/hp?a=11&b=31&c=2012&d=00&e=9&f=2014&g=d&s=ma&ql=1

27	Julianne Pepitone. CNN Money. Yahoo Confirms CEO is Out After Resume Scandal. May 14, 2012. Available at http://money.cnn.com/2012/05/13/technology/yahoo-ceo-out/

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SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF EBAY INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF EBAY INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED BELOW. EXCEPT AS OTHERWISE DISCLOSED BELOW, THE PARTICIPANTS HAVE NO INTEREST IN EBAY INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF EBAY INC. AS DISCLOSED BELOW.

PARTICIPANTS

The participants in the solicitation of proxies (the “Participants”) from stockholders of eBay Inc. (the “Corporation”) include the following: High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”), and Carl C. Icahn, a citizen of the United States of America.

The principal business address of each of (i) High River, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn, Barberry and Hopper is c/o Icahn Capital LP, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

Icahn Partners, Icahn Master and High River (collectively, the “Icahn Parties”) are entities controlled by Carl C. Icahn. Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of Icahn Master. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Icahn Parties. In addition, Mr. Icahn is the indirect holder of approximately 87.9% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

The Icahn Parties are deemed to beneficially own, in the aggregate, 27,803,015 shares of common stock, 0.001 par value, issued by eBay Inc. (the “Shares”), representing approximately 2.15% of the Corporation's outstanding Shares (based upon the 1,294,654,966 Shares stated to be outstanding as of January 24, 2014 by the Corporation in the Corporation’s Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2013.)

High River has sole voting power and sole dispositive power with regard to 5,560,403 Shares. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 13,203,721 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 9,038,891 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the “Act”) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

In addition, the Participants also include Daniel Ninivaggi and Jonathan Christodoro, who are employees of various entities controlled by Mr. Icahn. From time to time, Daniel Ninivaggi and Jonathan Christodoro may serve on the boards of directors of entities in which Carl Icahn and/or his affiliates have an interest but do not control. In such situations Daniel Ninivaggi and Jonathan Christodoro may receive customary director compensation from such entities (which may include cash fees, equity awards, reimbursement of travel expenses, indemnification and the like). Neither Daniel Ninivaggi nor Jonathan Christodoro owns beneficially any Shares, and neither Daniel Ninivaggi nor Jonathan Christodoro will receive any special compensation in connection with the solicitation of proxies from stockholders of the Corporation.